UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2009

ETELOS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31081	77-0407364
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26828 Maple Valley Highway #297 Maple Valley, Washington		98038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (425) 458-4510

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

On September 29, 2009, we entered into a securities purchase agreement with three accredited investors, pursuant to which we agreed to issue in exchange for aggregate consideration of $2.0 million the following securities: (i) 10% senior secured convertible debentures in the principal amount of $2.0 million, or the “September 2009 debentures,” (ii) warrants to purchase 3,000,000 shares of our common stock with an exercise price of $0.60 per share, or the “September 2009 warrants,” (iii) a warrant to purchase 2,250,000 shares of our common stock with an exercise price of $0.01 per share, or the “ September 2009 par value warrant,” and (iv) 750,000 shares of our restricted common stock, or the “closing shares.”  The investor that will receive the September 2009 par value warrant will not receive any of the closing shares.  One of the investors paid its subscription amount through the cancellation of approximately $1.2 million worth of indebtedness we owed to such investor in principal amount and accrued interest of various short-term promissory notes. The transaction will result in net proceeds to us of approximately $815,000, excluding transactions costs and expenses.  We refer to this financing as our September 2009 financing in this report.

Under the terms of the securities purchase agreement, subject to the satisfaction of certain covenants and conditions, we have the right, at any time after December 15, 2009 and before January 15, 2010, to require the investors to purchase an aggregate of $1,000,000 in additional principal amount of the debentures.

One of the investors in our September 2009 financing is an affiliate of Enable Capital Management LLC, who, together with its affiliates, beneficially owns more than 10% of our outstanding common stock and holds $5.5 million in principal amount of our outstanding debentures, excluding the principal amount of the debentures purchased in our September 2009 financing.

The following summarizes the terms of the debentures we agreed to issue:

Term:	Due and payable on the second anniversary of the date of issuance.

Interest:	Interest is payable quarterly in cash at the rate of 10% per annum beginning on January 1, 2010.

Principal Payment:	The principal amount, if not paid earlier, is due and payable on the second anniversary of the date of issuance.

Early Redemption:

We have the right to redeem the debenture before maturity by payment in cash of 100% of the then outstanding principal amount plus (i) accrued but unpaid interest, (ii) an amount equal to all interest that would have accrued if the principal amount subject to such redemption had remained outstanding through the maturity date and (iv) all liquidated damages and other amounts due in respect of the debenture. To redeem the debenture we must meet certain equity conditions. The payment of the debenture would occur on the 20th trading day following the date we gave the holder notice of our intent to redeem the debenture. We agreed to honor any notices of conversion that we receive from the holder before the date we pay off the debenture.

Voluntary Conversion:	The debenture is convertible at anytime at the discretion of the holder at a conversion price per share of $0.50, subject to adjustment including anti-dilution protection.

Covenants:

The debenture imposes certain covenants on us, including restrictions against incurring additional indebtedness, creating any liens on our property, amending our certificate of incorporation or bylaws, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions. The debentures define certain events of default, including without limitation failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of our common stock, a change in control, or failure to deliver share certificates in a timely manner. In the event of default, generally, the holder has the right to accelerate all amounts outstanding under the debenture and demand payment of a mandatory default amount equal to the greater of (i) the outstanding principal plus accrued and unpaid interest divided by the conversion price multiplied by the volume weighted average price of our common stock and other amounts due in respect of the debenture and (ii) 120% of the amount outstanding plus accrued interest, the amount equal to all interest that would have accrued if the principal amount of the debenture had remained outstanding through the maturity date and all liquidated damages and other amounts due in respect of the debenture.

Security:	The debenture is secured by all of our assets under the terms of the security agreement we entered into with the investors dated September 29, 2009.

A copy of the press release announcing the September 2009 financing is attached as Exhibit 99.1 to this report and is incorporated herein by this reference. The summary of the financing transaction, and of the terms of the securities and agreements related to such transaction, is qualified in its entirety by reference to the form of securities purchase agreement, debenture, warrant, and security agreement, each of which is filed as an exhibit to this report and incorporated herein by this reference.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02               Unregistered Sales of Equity Securities

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. The investors in our September 2009 financing were accredited investors as such term is defined in Rule 501 of the Securities Act. The securities were issued in a private placement under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act. The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.

The maximum number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants we may issue in the September 2009 financing is, respectively, 6,000,000 and 5,250,000, assuming the investors purchase an aggregate of $1,000,000 in additional principal amount of the September 2009 debentures in accordance with the terms of the September 2009 securities purchase agreement and the conversion price and exercise price is the initial conversion price and exercise price at the time of conversion and/or exercise.

We entered into a Master Agreement dated September 9, 2009 with Renovatix Solutions, LLC, a Texas limited liability company, pursuant to which we granted Renovatix the right to market, directly and through resellers, private label marketplaces that we will develop and operate for third party customers using our suite of software platforms.  In connection with the Master Agreement, and in addition to commission payments payable in cash, we issued 1,000,000 shares of our unregistered common stock to Renovatix.  Such shares are subject to forfeiture if Renovatix fails to achieve certain quarterly revenue milestones for a one year period commencing in the fourth quarter of 2009.  The quarterly revenue targets are to be determined mutually by us and Renovatix in connection with the completion of a 12 month marketing plan.

Item 8.01.              Other Events

Our results of operations for the quarterly period ending September 30, 2009 are expected to be substantially similar to our results of operations for the second quarter ended June 30, 2009.  Our revenues are expected to be approximately $6,500 for the third quarter, and our operating expenses are expected to be approximately $96,000.

The two significant transactions that took place in the third quarter are:

•      our entry into the Master Agreement with Renovatix Solutions, LLC, and our related commitment to issues shares of common stock upon the achievement of performance milestones, and

•      our September 2009 financing referred to above.

The impact of these transactions from an accounting aspect is continuing to be evaluated and will be reported in our Form 10-Q for the period ending September 30, 2009.

We expect to have cash of approximately $1,000,000 at the end of the third quarter and a working capital deficit of $3,067,000.  Management projects that the combination of cash on hand, plus the amount of proceeds to be received in the September 2009 financing, will be sufficient to allow us to continue our operations only through January 2010.  If we require the investors to purchase an aggregate of $1,000,000 in additional principal amount of the debentures in accordance with the September 2009 securities purchase agreement, management projects that we will have sufficient cash on hand to allow us to continue our operations through June 30, 2010.

If cash reserves are not sufficient to sustain operations, then we plan to raise additional capital by selling shares of our capital stock or other securities, as we did in our September 2009 financing.  However, there are no commitments or arrangements for future financings in place at this time, other than as contemplated by our September 2009 financing, and we can give no assurance that such capital will be available on favorable terms, or at all.  We may need additional financing thereafter until we can achieve profitability. We are considering alternatives to address our cash flow situation that include: (1) raising capital through additional sale of our common stock and/or debentures and (2) reducing cash operating expenses to levels that are in line with current revenues.  If we cannot obtain additional financing, then we may be forced to curtail our operations, cease voluntarily filing reports with the SEC, or possibly be forced to evaluate a sale or liquidation of our assets or consider other strategic alternatives such as bankruptcy.  Even if we are successful in raising additional funds, there is no assurance regarding the terms of any additional investment and any such investment or other strategic alternative would likely substantially dilute or eliminate the interests of our stockholders.

Our board of directors adopted a new 2009 Equity Incentive Plan and authorized the reservation of 9,000,000 shares of common stock for awards granted thereunder, including shares to be registered and issued to our employees in partial payment of deferred compensation due and owing to such employees.

Item 9.01.              Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description
4.1	Form of 10% Senior Secured Convertible Debenture issued in connection with September 2009 financing
4.2	Form of warrant issued in connection with September 2009 financing with an exercise price of $0.60 per share
4.3	Form of Warrant issued in connection with September 2009 financing with an exercise price of $0.01 per share
10.1	Form of Securities Purchase Agreement dated September 29, 2009
10.2	Form of Security Agreement dated September 29, 2009
99.1	Press release issued on September 30, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETELOS, INC.

Dated: September 30, 2009	By:	/s/ Kennedy A. Brooks
Kennedy A. Brooks
Vice President & General Counsel